Exhibit 4.3

MORTGAGE SALE AGREEMENT

BANK OF MONTREAL,

AS SELLER, SERVICER AND CASH MANAGER

AND

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP,

AS PURCHASER

AND

COMPUTERSHARE TRUST COMPANY OF CANADA,

AS BOND TRUSTEE AND CUSTODIAN

SEPTEMBER 30, 2013

Schedules

1.	Representations and Warranties	30
2.	SCHEDULE 2	1
3.	Seller Power of Attorney	1
4.	SCHEDULE 3	1
5.	Loan Repurchase Notice	1
6.	SCHEDULE 4	1
7.	New Portfolio Notice	1
8.	SCHEDULE 5	1
9.	Selected Loan Offer Notice	1
10.	SCHEDULE 6	1
11.	Selected Loan Repurchase Notice	1

THIS MORTGAGE SALE AGREEMENT is made on September 30, 2013

BETWEEN:

(1)	BANK OF MONTREAL, a chartered bank under the Bank Act (Canada), in its capacity as seller (the “Seller”), as servicer (the “Servicer”) and as cash manager (the “Cash Manager”);

(2)

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership established under the laws of the Province of Ontario, by its managing general partner, BMO COVERED BOND GP, INC. (the “Guarantor”); and

(3)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada, in its capacity as Bond Trustee (the “Bond Trustee”) and as Custodian (the “Custodian”).

WHEREAS:

(A)

The Seller has agreed to sell from time to time on a fully-serviced basis, and the Guarantor has agreed to purchase from time to time, certain Loans and their Related Security on and subject to the terms and conditions set out in this Agreement.

(B)

The Seller, in its capacity as Servicer, has agreed to enter into the Servicing Agreement with the Guarantor and the Bond Trustee pursuant to which it shall carry out the duties and responsibilities of the Servicer thereunder with respect to such Loans and Related Security.

IT IS HEREBY AGREED, that for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1

The master definitions and construction agreement made between, inter alios, the parties to this Agreement on September 30, 2013 (as the same may be amended, restated and/or supplemented from time to time, the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, restated and/or supplemented) shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

1.2	For the purposes of this Agreement, this Agreement has the same meaning as Mortgage Sale Agreement in the Master Definitions and Construction Agreement.

1.3

The Initial Portfolio and any schedule of New Loans attached to any New Portfolio Notice may be provided in a document stored upon electronic media (including, but not limited to, a CD-ROM) in a form acceptable to the Guarantor and the Custodian (each acting reasonably).

2.	SALE AND PURCHASE OF INITIAL PORTFOLIO

2.1

Subject to the fulfilment of the conditions set out in Sections 2.2, 3.1 and 4.4 on or before the First Purchase Date, in consideration of the payment of the Purchase Price for the Initial Portfolio as set forth in this Section 2.1, the Seller hereby agrees to sell, transfer, assign and convey to the Guarantor all of its right, title, interest and benefit in and to the Loans, the Related Security and the other assets comprised in the Initial Portfolio on a fully-serviced basis on the First Purchase Date. The Purchase Price for the Initial Portfolio will be satisfied by payment by the Guarantor to the Seller in same day funds an amount equal to such Purchase Price by depositing such amount into the Seller’s Account or, if the Seller so elects in writing to the Guarantor on or before the First Purchase Date, the Guarantor shall credit the Seller’s Capital Account Ledger with an amount equal to all (or the portion of the Purchase Price for the Initial Portfolio not paid in cash) of such Purchase Price payable to the Seller.

2.2	The obligation of the Seller under Section 2.1 shall be subject to and conditional upon:

(a)

the borrowing by the Guarantor under the Intercompany Loan Agreement of the Purchase Price for the Initial Portfolio paid in cash, if the Seller has not elected to have the Purchase Price credited to the Seller’s Capital Account Ledger; and

(b)	the Transaction Documents having been executed and delivered by the parties thereto on or before the Program Date.

2.3

The sale of the Loans, their Related Security and the other assets comprised in the Initial Portfolio shall not include any obligation relating to payment of funds to a Borrower in respect of such Loans, which obligations shall at all times, and notwithstanding the sale of such Loans and their Related Security to the Guarantor, remain obligations of the Seller.

3.	FIRST PURCHASE DATE

3.1	On the First Purchase Date, the Seller shall deliver the following documents:

(a)	to the Custodian:

(i)

two originals of the power of attorney substantially in the form set out in Schedule 2, duly executed by the Seller and where applicable, two originals of a substantially similar power of attorney duly executed by the relevant Originator (collectively, the “Powers of Attorney”), together with an opinion of legal counsel to the Seller in form and substance satisfactory to the Guarantor and the Custodian (each acting reasonably) confirming such Powers of Attorney are valid, enforceable and irrevocable, and sufficient to allow the Guarantor (or a nominee on its behalf) to effect the transfer of registered title to the Loans and Related Security sold, transferred, assigned and conveyed by the Seller on the First Purchase Date; and

(ii)

the Eligible Loan Details with respect to all Loans and their Related Security sold, transferred, assigned and conveyed by the Seller on the First Purchase Date, which may be provided in a document stored upon electronic media (including, but not limited to, a CD-ROM) in a form acceptable to the Guarantor and the Custodian (each acting reasonably); and

(b)	to the Guarantor and the Bond Trustee:

(i)

a certificate signed by at least one authorized signatory of the Seller dated as at the First Purchase Date attaching a copy of the board minutes and any other related delegation of authority of the Seller authorizing its duly appointed representatives to agree to the sale of the Loans, their Related Security and the other assets comprised in the Initial Portfolio and authorizing the execution, delivery and performance of this Agreement, the Servicing Agreement, the other Transaction Documents to which the Seller is a party (in any capacity) and all of the documentation to be entered into pursuant to this Agreement and confirming that the resolutions referred to therein are in full force and effect and have not been amended or rescinded as at the date of the certificate;

(ii)

a certificate signed by at least one authorized signatory of the Seller dated as at the First Purchase Date certifying the names and true signatures of the officers of the Seller authorized to sign this Agreement and the other Transaction Documents to which it is a party. Until the Guarantor receives a subsequent incumbency certificate from the Seller (with copies provided to the Bond Trustee and the Custodian), the Guarantor, the Bond Trustee and the Custodian shall be entitled to rely on the last such certificates delivered to the Guarantor by the Seller;

(iii)

acknowledgements or duplicate registration copies of proper assignments, financing statements and other similar documents or instruments, with registration particulars stamped thereon, naming the Seller as seller or assignor and the Guarantor as purchaser or assignee, and duly filed on or before the date of such purchase under the PPSA in Ontario and pursuant to Article 1642 of the Civil Code in Québec within seven Canadian Business Days’ following such purchase in order to perfect the interests of the Guarantor in the applicable Loans contemplated by this Agreement;

(iv)

executed copies of all financing statements, financing change statements, discharges and releases, if any, necessary to discharge or release all security interests and other rights or interests of any Person in the Loans and Related Security included in the Initial Portfolio previously granted by the Seller (other than Permitted Security Interests), together with copies of the relevant financing change statements or other discharge statements or releases with the registration particulars stamped thereon or other assurance satisfactory to the Guarantor;

(v)

completed PPSA search results, dated within five Canadian Business Days of the date of the First Purchase Date, listing the financing statements referred to in Section 3.1(b)(iii) above and all other effective financing statements filed in the jurisdictions referred to in Section 3.1(b)(iii) above that name the Seller as debtor and show no other Adverse Claims on any of the Loans or Related Security being purchased on the First Purchase Date;

(vi)

a solvency certificate signed by at least one authorized signatory of the Seller dated as at the First Purchase Date in a form acceptable to the Guarantor and the Bond Trustee (each acting reasonably);

(vii)

if applicable, a form of assignment for purposes of the assignment, sale, transfer and conveyance of Properties located in the Province of Québec, in form and substance acceptable to the Guarantor and the Bond Trustee (acting reasonably);

(viii)

an opinion of legal counsel to the Seller with respect to “true sale”, “non-consolidation” the registrations specified in Section 3.1(a)(iii) above and other matters in form and substance satisfactory to the Guarantor and the Bond Trustee (each acting reasonably);

(ix)

opinions of local counsel to the Seller in form and substance satisfactory to the Guarantor and the Bond Trustee with respect to such matters as may be requested by the Guarantor and the Bond Trustee (each acting reasonably); and

(x)	a copy of the Eligible Loan Details provided to the Custodian pursuant to Section 3.1(a)(ii) above.

3.2

The parties hereto acknowledge that completion on the First Purchase Date of the sale to the Guarantor of all of the Seller’s right, title, interest and benefit in and to the Loans, their Related Security and the other assets which comprise the Initial Portfolio shall occur as indicated in this Section 3 provided that the actions described in Section 6 shall not occur until the relevant time indicated therein. Upon satisfaction of the Purchase Price for the Initial Portfolio by the Guarantor pursuant to Section 2.1, the Seller shall be deemed to have sold, transferred, assigned and conveyed all of its right, title, interest and benefit in and to the Loans, their Related Security and the other assets in the Initial Portfolio without the need for any further formal or other instrument or assignment, effective as of the First Purchase Date.

3.3	The Seller’s obligation to fully service the Loans and the Related Security acquired by the Guarantor hereunder shall be satisfied pursuant to and in accordance with the Servicing Agreement.

3.4

Until registered title to the Related Security for any Loan included in the Portfolio is transferred into the name of the Guarantor (or as it may direct) pursuant to Section 6 or otherwise, or unless otherwise required by applicable Law, (i) the Seller will, or the Seller will procure the applicable Originator to, hold the registered title to such Loan and Related Security as agent, bare trustee and nominee in trust for and on behalf of the Guarantor, and (ii) neither the Guarantor nor the Managing GP on its behalf will register or deposit or cause to be registered or deposited, and the Seller or the applicable Originator shall not be required to register or deposit or cause to be registered or deposited, in any land registry or land titles office or similar place of public record this Agreement or any document giving notice of the interest of the Guarantor in any of the Loans nor will the Guarantor or the Managing GP on its behalf communicate or the Seller be required to communicate in any way or manner whatsoever to the Borrowers or to any other Person having any interest in the related mortgaged properties the fact that the Guarantor has an interest in the Loans.

4.	SALE AND PURCHASE OF NEW PORTFOLIOS

4.1

Subject to fulfilment of the conditions and undertakings set out in Sections 4.4 to 4.7, if the Seller shall, at any time and from time to time serve (such service to be in the Seller’s sole discretion) a properly completed New Portfolio Notice to the Guarantor with a copy to the Bond Trustee and each Rating Agency, the Seller agrees that on the date for completion of the sale specified in such New Portfolio Notice (which date shall be no less than five Canadian Business Days after the date of such New Portfolio Notice), the Seller shall sell, transfer, assign and convey to the Guarantor all of the Seller’s right, title, interest and benefit in and to the Loans, their Related Security and the other assets in the relevant New Portfolio on a fully-serviced basis.

4.2

Within three Canadian Business Days of receipt of a New Portfolio Notice in duplicate the Guarantor shall countersign that New Portfolio Notice in duplicate and return one original copy to the Seller and the Guarantor agrees, subject to the provisions of the Guarantor Agreement, to purchase the relevant Loans and their Related Security which will be New Loans and their Related Security comprised in the relevant New Portfolio on the date for completion specified in the relevant New Portfolio Notice.

4.3

If at any time prior to the occurrence of: (i) an Issuer Event of Default; or (ii) a Guarantor Event of Default, the Guarantor receives written notification from the Cash Manager that the Asset Coverage Test has not been met, as determined by the Cash Manager on any Calculation Date, then, if the Guarantor has not requested that the Seller make a further advance under the Demand Loan with respect to such deficiency, the Guarantor shall within three Canadian Business Days of receiving such written notice notify the Seller requesting that the Seller offer to sell to the Guarantor in accordance with the provisions of this Section 4 sufficient New Loans and their Related Security on or before the next Calculation Date to ensure that, taking into account the other assets and resources available to the Guarantor, the Asset Coverage Test is met on the next Calculation Date and the Guarantor shall use all reasonable endeavours to acquire from the Seller sufficient New Loans and their Related Security so that, taking into account the other assets and resources available to the Guarantor, the Asset Coverage Test is met on the next Calculation Date.

4.4	The conditions to be met as at each Purchase Date are:

(a)

there shall have been neither an Issuer Event of Default and service of an Issuer Acceleration Notice nor a Guarantor Event of Default and service of a Guarantor Acceleration Notice as at the relevant Purchase Date;

(b)

the Guarantor, acting on the advice of the Cash Manager, is not aware, and could not reasonably be expected to be aware, that the proposed purchase by the Guarantor of the relevant Loans and their Related Security on the relevant Purchase Date would adversely affect the then current rating by any of the Rating Agencies of the Covered Bonds; and

(c)	if the Loans that are proposed to be sold to the Guarantor on the relevant Purchase Date include New Loan Types, the Rating Agency Condition has been satisfied with respect to the sale of such Loans.

4.5

Subject to fulfilment of the conditions referred to in Section 4.4, the relevant Purchase Price to be provided to the Seller for the sale, transfer, assignment and conveyance of a New Portfolio to the Guarantor on a Purchase Date shall be satisfied by payment to the Seller in same day funds an amount equal to the Purchase Price for such New Portfolio by depositing such amount into the Seller’s Account or, if the Seller so elects in writing to the Guarantor on or before the applicable Purchase Date, the Guarantor shall credit the Seller’s Capital Account Ledger with an amount equal to all (or the portion of the Purchase Price for such New Portfolio not paid in cash) of such Purchase Price.

4.6

Subject to Schedule 6 to the Guarantor Agreement, on each Guarantor Payment Date the Guarantor may apply Available Principal Receipts towards the purchase of New Loans and their Related Security offered to the Guarantor by the Seller in accordance with Sections 4.1 and 4.2 in an amount sufficient to ensure that, taking into account the other assets and resources available to the Guarantor, the Guarantor is in compliance with the Asset Coverage Test.

4.7	On the relevant Purchase Date, the Seller shall deliver the following documents:

(a)	to the Custodian:

(i)

the Eligible Loan Details with respect to all Loans and their Related Security sold, transferred, assigned and conveyed by the Seller on such Purchase Date, which may be provided in a document stored upon electronic media (including, but not limited to, a CD-ROM) in a form acceptable to the Guarantor and the Custodian (each acting reasonably); and

(ii)

to the extent not provided on a previous Purchase Date, such number of originals of the Powers of Attorney as may reasonably be requested by the Guarantor, duly executed by the Seller and where applicable, duly executed by the relevant Originator, together with an opinion of legal counsel to the Seller in form and substance acceptable to the Guarantor and the Bond Trustee (each acting reasonably) confirming such Powers of Attorney are valid, enforceable and irrevocable, and sufficient to allow the Guarantor (or a nominee on its behalf) to effect the transfer of registered title to the Loans and Related Security sold, transferred, assigned and conveyed by the Seller on such Purchase Date; and

(b)	to the Guarantor and the Bond Trustee:

(i)

a certificate signed by at least one authorized signatory of the Seller dated as of the relevant Purchase Date attaching if applicable a copy of the board minutes of the Seller (if not previously delivered to the Guarantor and the Bond Trustee) authorizing its duly authorized representatives to agree to the sale of the relevant New Portfolio and authorizing the execution, delivery and performance of the documentation to be entered into pursuant to this Agreement and confirming that the resolutions referred to therein and in the board minutes referred to in Section 3.1(b)(i) are in full force and effect and have not been amended or rescinded as at the date of the certificate;

(ii)

if applicable, a form of assignment for purposes of the assignment, sale, transfer and conveyance of Properties located in the Province of Québec, in form and substance acceptable to the Guarantor and the Bond Trustee (acting reasonably);

(iii)

opinions of local counsel to the Seller in form and substance satisfactory to the Guarantor and the Bond Trustee with respect to such matters as may be requested by the Guarantor and the Bond Trustee (each acting reasonably);

(iv)

executed copies of all financing statements, financing change statements, discharges and releases, if any, necessary to discharge or release all security interests and other rights or interests of any Person in the Loans and Related Security included in the Initial Portfolio previously granted by the Seller (other than Permitted Security Interests), together with copies of the relevant financing change statements or other discharge statements or releases with the registration particulars stamped thereon or other assurance satisfactory to the Guarantor;

(v)

completed PPSA search results, dated within five Canadian Business Days of the date of the First Purchase Date, listing the financing statements referred to in Section 4.7(b)(iv) above and all other effective financing statements filed in the jurisdictions referred to in Section 4.7(b)(iv) above that name the Seller as debtor and show no other Adverse Claims on any of the Loans or Related Security being purchased on the First Purchase Date;

(vi)

acknowledgements or duplicate registration copies of proper assignments, financing statements and other similar documents or instruments, with registration particulars stamped thereon, naming the Seller as seller or assignor and the Guarantor as purchaser or assignee, and duly filed on or before the date of such purchase under the PPSA in Ontario and pursuant to Article 1642 of the Civil Code in Quebec within seven Canadian Business Days’ following such purchase in order to perfect the interests of the Guarantor in the applicable Loans contemplated by this Agreement;

(vii)

an opinion of legal counsel to the Seller with respect to “true sale” matters, “non-consolidation” matters, the registrations specified in Section 4.7(b)(vi) above and other matters in form and substance satisfactory to the Guarantor and the Bond Trustee (each acting reasonably); and

(viii)

a solvency certificate signed by at least one authorized signatory of the Seller dated as at the relevant Purchase Date (in form and substance satisfactory to the Guarantor and the Bond Trustee, each acting reasonably), but only in the event that (i) the relevant Purchase Date is also an Issue Date; and/or (ii) a solvency certificate has not been delivered by the Seller in the three months prior to the relevant Purchase Date; and/or (iii) as at the relevant Purchase Date the short-term, unsecured, unsubordinated and unguaranteed debt obligations of the Seller are not rated at least P-1, R-1(low) or F-1 by Moody’s, DBRS and Fitch, respectively; and/or (iv) an Issuer Event of Default has occurred and is continuing.

The parties hereto acknowledge that completion on each Purchase Date of the sale, transfer, conveyance and assignment to the Guarantor of all of the Seller’s right, title, interest and benefit in and to the relevant New Portfolio shall occur as indicated in this Section 4. Upon satisfaction of the Purchase Price by the Guarantor pursuant to Section 4.5, the Seller shall be deemed to have sold, transferred, assigned and conveyed all of its right, title, interest and benefit in and to the New Loans, their Related Security and the other assets in the New Portfolio without the need for any further formal or other instrument or assignment, effective as of the relevant Purchase Date.

4.8

The sale by the Seller of any New Loans and their Related Security to the Guarantor shall not include any obligation relating to payment of funds to a Borrower in respect of such New Loans, which obligation shall at all times, and notwithstanding the sale of such New Loans and their Related Security to the Guarantor, remain an obligation of the Seller.

4.9

If any sale of any New Portfolio by the Seller to the Guarantor on the relevant Purchase Date includes the sale of any New Loans, which are New Loan Types, the parties agree that the Eligibility Criteria and the Loan Representations and Warranties, with the prior consent of the Bond Trustee (such consent to be given in accordance with Section 8.10) and subject to satisfaction of the Rating Agency Condition with respect to the sale of such New Loan Types, be modified as appropriate to accommodate such New Loans prior to the relevant Purchase Date.

4.10

The Seller shall not sell any New Loans to the Guarantor which have not been originated by it or another Originator and which have been purchased from third parties unless the Rating Agency Condition has been satisfied in respect thereof.

4.11	The Guarantor shall pay to the Seller all Third Party Amounts on each Guarantor Payment Date from amounts on deposit in the GDA Account.

5.	TRUST OF MONEYS

5.1

Notwithstanding the sales, assignments, transfers and conveyances effected by this Agreement, if at, or at any other time after, the First Purchase Date (but prior to any repurchase in accordance with Section 8) the Seller holds, or there is held to its order, or it receives, or there is received to its order any property, interests, rights or benefits and/or the proceeds thereof hereby sold, assigned, transferred and conveyed, the Seller undertakes to each of the Guarantor and the Bond Trustee that, subject to Section 6, it will promptly remit, assign and/or transfer the same to the Guarantor or, if appropriate, the Bond Trustee or as either of them shall direct and until it does so or to the extent that the Seller is unable to effect such remittance, assignment, assignation or transfer, it will hold such property, interests, rights or benefits and/or the proceeds thereof in trust for the Guarantor.

5.2

If on, or at any other time after, the First Purchase Date the Guarantor holds, or there is held to its order, or it receives, or there is received to its order, any property, interests, rights or benefits relating to any Loan and its Related Security repurchased by the Seller pursuant to Section 8 and/or the proceeds thereof, or relating to (without prejudice to Section 10) any amounts payable by a Borrower to the Seller in respect of any Loan included in the Portfolio which the Seller has not sold to the Guarantor, the Guarantor undertakes to the Seller that it will remit, assign, re-assign, retrocede or transfer the same to the Seller, as the case may require, and until it does so or to the extent that the Guarantor is unable to effect such remittance, assignment, assignation, re-assignment, retrocession or transfer, the Guarantor undertakes to hold such property, interests, rights or benefits and/or the proceeds thereof in trust for the Seller as the beneficial owner thereof or as the Seller may direct provided that the Guarantor shall not be in breach of its obligations under this Section 5.2 if, having received any such moneys and paid them to third parties in error, it pays an amount equal to the moneys so paid in error to the Seller in accordance with the Servicing Agreement. In addition, if the Seller is required or elects to repurchase any Loan and its Related Security pursuant to Section 8 and such Loan or its Related Security, or any part thereof, or any property, interest, right or benefit therein or any of the proceeds thereof (each, a relevant asset), is held by the Seller subject to a trust pursuant to Section 5.1, then the Seller, the Guarantor and the Bond Trustee agree that such relevant asset shall be released from the trust constituted pursuant to Section 5.1 on the date that such relevant asset is repurchased or re-transferred pursuant to Section 8.

6.	ACTIONS UPON A REGISTERED TITLE EVENT

6.1

(a)	Upon the occurrence of a Registered Title Event, the Seller will do or will cause to be done the following:

(i)

within 20 Canadian Business Days of such occurrence, give notice of the Guarantor’s ownership interest in the related Loans to each Borrower thereunder, which notice shall direct that payments of all amounts payable under such Loans be made directly to the Guarantor or its designee,; provided, that if the Seller fails to so notify each such Borrower, the Guarantor may so notify such Borrowers at the expense of the Seller;

(ii)

transfer to the Guarantor (or as it may direct) the registered title to Mortgages evidencing and securing such related Loans (if the Guarantor is not in possession of a registrable transfer with respect thereto), the other Related Security (if applicable) and to any property registered in the name of the Seller as a result of foreclosure proceedings under any such Loan and will upon demand by the Guarantor, execute and deliver or cause to be executed and delivered to the Guarantor, assignments of such Loans and transfers of such property in registrable form and all further deeds, documents, instruments and writings and will do and perform all acts and things as the Guarantor may reasonably require for the purpose of transferring legal title to such Loans including, without limitation, the Related Security or such property from the Seller to the Guarantor (or as it may direct), including delivery of original or certified copies of all registered documents which show the complete chain of title from the originating mortgagee to the Guarantor; and

(iii)

promptly (A) assemble all of the records then in its possession or control (including computer records and files) and which are necessary or desirable to collect the related Loans, including for greater certainty all agreements comprising part of the Customer Files, and make the same available to the Guarantor or its designee at a place selected by the Guarantor, (B) segregate all cash, cheques and other instruments received by it from time to time constituting payments with respect to the related Loans in a manner acceptable to the Guarantor and, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Guarantor or its designee, and (C) name the Guarantor (or its designee) as loss payee on any applicable related insurance policies maintained by the Seller in respect of the Loans assigned to the Guarantor.

(b)

Subject to Section 6.1(c), each of the foregoing duties shall, unless otherwise specified, be fulfilled by the Seller no later than the 60th day following the day on which the Registered Title Event occurred. The Seller shall be liable for all costs and expenses associated with the foregoing duties, whether performed by the Seller or by the Guarantor. The Seller shall ensure that, to the extent applicable, each applicable Originator performs the foregoing duties, in each case at the expense of the Seller.

(c)

Notwithstanding the occurrence of a Registered Title Event, none of the sales, transfers and assignments contemplated by this Agreement are required to be Perfected if (i) the Rating Agency Condition has been satisfied with respect to such sales, transfers and assignments not being Perfected, and (ii) satisfactory assurances are provided to the Guarantor and the Bond Trustee by OSFI or such other supervisory authority having jurisdiction over the Seller permitting registered title to the Mortgages and any other Related Security for the Loans to remain with the Seller (or the applicable Originator) until such time as:

(a)	the Loans and their Related Security are to be sold or otherwise disposed of by the Guarantor or the Bond Trustee in the exercise of their respective rights under the Transaction Documents; or

(b)	the Guarantor or the Bond Trustee is required to take actions to enforce or otherwise deal with the Loans and their Related Security.

(d)

If the Seller fails to perform any of the foregoing duties, the Guarantor or the Bond Trustee will use the Powers of Attorney to transfer registered or recorded title to the Mortgages evidencing and securing the Loans sold by the Seller and their Related Security to the Guarantor into its name and perform and complete any of the other matters referred to in Section 6.1(a) and the Guarantor is hereby irrevocably and unconditionally authorized and directed by the Seller to complete the annexes to the Powers of Attorney in order to enable it to use the Powers of Attorney to complete the matters referred to in Sections 6.1(a). The Seller will provide, at no cost to the Guarantor, all necessary information required to complete such annexes to the Powers of Attorney within a reasonable time following the request of, and in a reasonable format required by, the Guarantor or the Bond Trustee, as applicable (each acting reasonably). The Seller will indemnify the Guarantor and the Bond Trustee for any losses incurred by the Guarantor or the Bond Trustee as a result of such failure and/or any costs incurred by the Guarantor or the Bond Trustee in respect of the assembly and completion of such annexes to the Powers of Attorney and/or the use of the such Powers of Attorney.

(e)

Each of the Managing GP and the Liquidation GP may exercise their rights under the Powers of Attorney provided by the Seller hereunder only with respect to the Loans and their Related Security assigned and sold to the Guarantor pursuant to this Agreement and after the occurrence of a Registered Title Event; provided that (i) the Managing GP shall not exercise such power if a Managing GP Default Event has occurred and is continuing, unless at such time the Managing GP is not the Issuer or an Affiliate of the Issuer; and (ii) the Liquidation GP shall not exercise such power unless at such time a Managing GP Default Event has occurred and is continuing.

7.	UNDERTAKINGS

7.1

The Guarantor undertakes to the Seller that it will at all times (or will direct the Servicer at all times to) administer and enforce (and exercise its powers and rights and perform its obligations under) the Loans included in the Portfolio and their Related Security in accordance with the Credit and Collection Policy (for so long as it exists and thereafter in accordance with such policies as would be applied by a Reasonable, Prudent Mortgage Lender in the conduct of its business). The entering into of the Servicing Agreement by the Guarantor shall constitute satisfaction of the undertaking in this Section 7.1. The Guarantor further undertakes to the Seller and the Bond Trustee that it will (i) comply in all material respects with its obligations under each of the Transaction Documents to which it is a party, and (ii) comply with the CMHC Guide.

7.2

The Seller undertakes to the Guarantor that, in the event that any Borrower establishes that it has at any time prior to the First Purchase Date or, as the case may be, the relevant Purchase Date, paid to the Seller any amounts in excess of sums due to the Seller as at the relevant date of payment under the Mortgage Conditions applicable to that Loan, the Seller will reimburse the Borrower for such overpayment together with any interest, cost or other expense associated therewith. The Seller further agrees to hold the Guarantor harmless against any such claims and to indemnify the Guarantor on an after Tax basis in relation to any costs, expense, loss or other claim which may arise in connection therewith. Any payment made by the Seller to the Guarantor in discharge of the foregoing indemnity shall be regarded as a rebate of part of the Purchase Price of the relevant Loan.

7.3

The Seller undertakes to direct the relevant insurer to pay to the Guarantor any insurance payments made under any insurance policy in effect maintained by the Seller covering risks of physical loss or damage to a Property in respect of a Loan and its Related Security in the Portfolio which applies if the related Borrower fails to maintain such an insurance policy. The Guarantor (or the Cash Manager on its behalf), will forthwith deposit any such insurance proceeds it receives from the Seller into the GDA Account (or, as applicable, the Standby GDA Account) and credit such insurance proceeds to the Principal Ledger on the GDA Account (or, as applicable, the Standby GDA Account).

8.	REPRESENTATIONS AND WARRANTIES; REPURCHASE BY THE SELLER

8.1	(a)

(i)

The Seller hereby makes the Corporate Representations and Warranties in respect of itself and hereby makes the Loan Representations and Warranties in respect of each Loan and its Related Security in the Initial Portfolio on the First Purchase Date in favour of the Guarantor, the Custodian and the Bond Trustee; and

(ii)

The Seller hereby makes the Corporate Representations and Warranties in respect of itself and hereby makes the Loan Representations and Warranties in respect of each New Loan and its Related Security in a New Portfolio sold by the Seller pursuant to Section 4, on the relevant Purchase Date in favour of the Guarantor, the Custodian and the Bond Trustee.

(b)

Each statement comprised in the Representations and Warranties shall be construed as a separate statement and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other such statement.

(c)	The Seller acknowledges:

(i)

that the Representations and Warranties are made with a view to inducing the Guarantor, the Custodian and the Bond Trustee (as the case may be) either to enter into this Agreement and the other Transaction Documents to which it is a party or to agree to purchase the New Loans and their Related Security comprised in the Initial Portfolio and each New Portfolio;

(ii)

that each of the Guarantor, the Custodian and the Bond Trustee has entered into this Agreement and the other Transaction Documents to which it is a party in reliance upon the Representations and Warranties notwithstanding any information in fact possessed or discoverable by the Guarantor, the Custodian and/or the Bond Trustee or otherwise disclosed to any of them; and

(iii)	that prior to entering into this Agreement and the other Transaction Documents to which each is a party none of the Guarantor, the Custodian or the Bond Trustee has made any enquiries of any matter.

8.2	The Guarantor’s, the Custodian’s and the Bond Trustee’s sole remedy in respect of a breach of any of the Loan Representations and Warranties shall be to take action under Section 8.3.

8.3

In the event of (i) a Loan being the subject of a Product Switch or a request by the applicable Borrower for an advance under the Loan in respect of amounts previously paid by the Borrower thereunder, in accordance with the terms of the Loan, or (ii) a material breach of any of the Loan Representations or Warranties in respect of any Loan and/or its Related Security made under Section 8.1 or if any of those Loan Representations or Warranties proves to be untrue in any material respect in the case of the Initial Portfolio, as at the First Purchase Date or, in the case of a New Portfolio as at the relevant Purchase Date, and provided that, in the case of clause (ii) above:

(a)	the Guarantor has given the Seller not less than 20 Canadian Business Days’ notice in writing; and

(b)

such breach or untruth, where capable of remedy, is not remedied to the reasonable satisfaction of the Bond Trustee within the 20 Canadian Business Day period referred to in Section 8.3(a) (or such longer period as the Bond Trustee may in its absolute discretion direct the Guarantor in writing) or, if the Seller has become aware of such breach or untruth prior to delivery of a notice thereof by the Guarantor, within 20 Canadian Business Days of the date on which the Seller became aware of such breach or untruth, then, in each case, the Guarantor shall serve upon the Seller a Loan Repurchase Notice in duplicate substantially in the form set out in Schedule 3 requiring the Seller to repurchase the relevant Loan and its Related Security in accordance with Section 8.6. For purposes of this Section 8.3, any breach of the Loan Representation and Warranty set out in Section 2.1 of Schedule 1 shall be deemed to be a material breach which is not capable of being remedied.

8.4

The Seller may at any time prior to the occurrence of an Issuer Event of Default and service of an Issuer Acceleration Notice or a Guarantor Event of Default and service of a Guarantor Acceleration Notice, offer to repurchase any Loan (including a Defaulted Loan) and its Related Security from the Guarantor. The Guarantor may in its absolute discretion accept such offer by delivering a Loan Repurchase Notice duly signed on behalf of the Guarantor and the provisions of Section 8.6 shall apply, provided that if an Issuer Event of Default has occurred and is continuing but no liquidator has been appointed to the Seller, any such repurchase shall be conditional upon the delivery by the Seller to the Guarantor and the Bond Trustee of a solvency certificate (in such form as the Guarantor and the Bond Trustee may reasonably require). Any repurchase under this Section 8.4 shall be subject to the Asset Coverage Test being met upon the completion of such repurchase. Any Loans and their Related Security to be purchased under this Section 8.4 will be selected in a manner that would not reasonably be expected to adversely effect the interests of the Covered Bondholders.

8.5

(a)

The Seller (or an Affiliate of the Seller designated by the Seller, in which case the provisions of this Section 8.5 shall apply to such Affiliate mutatis mutandis) may, upon request and subject to the agreement of the Guarantor, at any time prior to the date (the “Repurchase Option Date”) which is 90 days prior to the related maturity date of such Loan (each, a “Mortgage Maturity Date”) repurchase any Loan on for the Repurchase Amount of such Loan, effective as of its related Mortgage Maturity Date. If the Seller does not deliver to the Guarantor on or before the related Repurchase Option Date a written notice specifying the Loans in respect of which it will not exercise the option granted to the Seller pursuant to this Section 8.5 and the Guarantor does not inform the Seller in writing that it cannot repurchase any such Loan, the Seller shall be deemed to have irrevocably exercised its option to repurchase and shall repurchase each such Loan on the Calculation Date next following the applicable Mortgage Maturity Date at the greater of (i) the Repurchase Amount of such Loan as of such Calculation Date, and (ii) the Fair Market Value of such Loan as of such Calculation Date; provided, however that the Seller shall not repurchase and shall not be required to repurchase pursuant to this Section 8.5 any Loan which (i) is or becomes a Defaulted Loan on its Mortgage Maturity Date or (ii) is repaid in full on its Mortgage Maturity Date from funding provided to the Borrower by a Person other than the Seller. On the Calculation Date next following the Mortgage Maturity Date on which the Seller becomes obligated to purchase a Loan pursuant to this Section 8.5, the Seller shall pay to the GDA Account an amount equal to the greater of (i) the Repurchase Amount for the Loans as of such Calculation Date, and (ii) the Fair Market Value of such Loans as of such Calculation Date.

(b)

Upon the deposit by the Seller to the GDA Account of the aggregate Repurchase Amount for all Loans to be repurchased by the Seller on any Calculation Date, all such Loans and Related Security and proceeds thereof shall be sold, assigned and transferred to the Seller by the Guarantor without the need for any formal or other instrument or assignment effective as of such Calculation Date, free from the Security created by or pursuant to the Security Agreement. If, in respect of any Loan, the Seller delivers to the Guarantor a notice described in this Section 8.5, the Guarantor informs the Seller that the Seller cannot purchase such Loan under this Section 8.5, or if the Seller fails to deliver such notice and does not remit the related Repurchase Amount to the GDA Account as provided herein, the Guarantor may sell or assign such Loan and its Related Security in any manner permitted by law and the Seller shall not have any further or other right to purchase such Loan pursuant to this Section 8.5.

8.6

Upon receipt of a Loan Repurchase Notice duly signed on behalf of the Guarantor the Seller shall, pursuant to its obligation or agreement pursuant to Sections 8.3 or 8.4 above or Section 13.2(c) to repurchase the applicable Loans, sign and return a duplicate copy and shall thereby repurchase from the Guarantor, and the Guarantor shall thereby re-assign or re-transfer to the Seller free from the Security created by or pursuant to the Security Agreement, the relevant Loan and its Related Security. Completion of such repurchase shall take place on the Calculation Date after receipt by the Seller of such Loan Repurchase Notice or such other date as the Guarantor may direct in the Loan Repurchase Notice (provided that the date so specified by the Guarantor shall not be later than 90 days after receipt by the Seller of such notice) when the Seller shall pay to the GDA Account (or as the Guarantor shall direct) an amount equal to (x) in the case of a repurchase pursuant to Section 8.3, the greater of (i) the aggregate Fair Market Value of such Loans, and (ii) the aggregate Repurchase Amount for such Loans, and (y) in any other case, the aggregate Fair Market Value of such Loans, and in each case the provisions of Section 8.7 will apply.

8.7

On the date of completion of any repurchase of a Loan and its Related Security in accordance with Section 8.6 above, the Bond Trustee and the Guarantor shall, at the cost of the Seller execute and deliver, or cause their respective duly authorized attorneys to execute and deliver, to the Seller any documentation necessary to release such Loan and its Related Security from the Security created by or pursuant to the Security Agreement and all related rights of the Bond Trustee and the Guarantor in respect thereof. In accordance with Section 7.1(5) of the Guarantor Agreement, any such sale will not include any representations, warranties or indemnities from the Guarantor in respect of the related Loans and the Related Security.

8.8

Upon the completion of any purchase, transfer, repurchase or re-transfer of any Loan and its Related Security in accordance with this Section 8, the Seller shall, subject to any applicable privacy and/or record retention laws, regulations or policies, cease to be under any further obligation to hold any Customer Files or other documents relating to such Loan or Loans and its or their Related Security on behalf of the Guarantor or the Bond Trustee, and if the Bond Trustee then holds any such Customer Files or other documents, the Bond Trustee shall forthwith return them to the Seller. Any such purchase, transfer, repurchase or re-transfer by or to the Seller of a Loan or Loans and its or their Related Security shall constitute a discharge and release of the Seller from any claims which the Guarantor or the Bond Trustee may have against the Seller arising from any Representation and Warranty in relation to that Loan or Loans and its or their Related Security only, but shall not affect any rights arising from a breach of any other express provision of this Agreement or any Representation and Warranty in relation to any other Loan and Related Security.

8.9

Forthwith after the Seller becomes aware of any events which may reasonably give rise to an obligation under this Section 8 to repurchase any Loan it shall notify the Guarantor and the Bond Trustee in writing thereof as soon as reasonably practicable.

8.10

The parties to this Agreement may, with the prior written consent of the Bond Trustee (subject to the following sentence), waive, amend or modify any Loan Representation and Warranty, or include new Loan Representations and Warranties, in each case, including without limitation modifications or additions to accommodate the sale of New Loan Types to the Guarantor; provided, however, that (i) any such waiver, amendment or modification that is material shall be subject to satisfaction of the Rating Agency Condition and shall not require the consent of the Bond Trustee, and notice thereof shall have been provided to CMHC, and (ii) any such waiver, amendment or modification shall be in compliance with the CMHC Guide.

9.	FURTHER ASSURANCE

9.1

The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents that may be necessary or desirable to give full effect to the transactions contemplated by this Agreement.

9.2

The Seller shall provide all reasonable co-operation to the Guarantor and the Bond Trustee to enable them to carry out their respective duties and enforce their rights in relation to the Portfolio under the Transaction Documents. Without prejudice to the generality of the foregoing, the Seller shall:

(a)

upon reasonable prior notice and during normal office hours, permit the Guarantor, the Bond Trustee and their authorized employees and agents and other persons nominated by the Bond Trustee and approved by the Seller (such approval not to be unreasonably withheld or delayed), to review the Customer Files in relation to the Portfolio (subject to such person(s) agreeing to keep the same confidential provided that disclosure shall be permitted to the professional advisors and auditors of the party to whom such disclosure is made and/or to the extent that such disclosure is required by law or for the purpose of any judicial or other proceedings);

(b)	take all such actions and do all such things as may be necessary for the transfer of Loans and their Related Security to third-party purchasers as provided for hereunder; and/or

(c)

give promptly all such information and explanations relating to the Loans and their Related Security as the Guarantor and/or the Bond Trustee may reasonably request (including a list of the Loans and their Related Security included in the Portfolio along with details of the location of the Customer Files relating thereto), provided that prior to the occurrence of a Registered Title Event, the Seller shall be under no obligation to provide any information or documentation to any person other than the Guarantor and/or the Bond Trustee or their respective directors, officers, employees, agents and/or professional advisors or allow such person access to the Customer Files if to do so would result in a breach of the applicable Mortgage Conditions or any applicable law.

10.	CONSEQUENCES OF BREACH

Without prejudice to the rights of the Guarantor under Article 8, the Guarantor, the Custodian and the Bond Trustee severally acknowledge to and agree with the Seller, that the Seller shall have no liability or responsibility for any loss or damage for or in respect of any breach of, or any act or omission in respect of, any of its obligations hereunder other than loss or damage directly (and not indirectly or consequentially) suffered by the Guarantor by reason of such breach, act or omission. For this purpose (and without limiting the scope of the above exclusion in respect of indirect or consequential loss or damage) any loss or damage suffered by the Guarantor as a result of the breach, act or omission in question also having been or having given rise to an Guarantor Event of Default or enforcement of the Security created by the Security Agreement shall be treated as indirect or consequential loss or damage.

11.	SALE OF SELECTED LOANS

11.1

If, (i) following (a) service of an Asset Coverage Test Breach Notice (which has not been revoked), (b) service of a Notice to Pay, (c) a breach of the Pre-Maturity Test, or (d) a Demand Loan Repayment Event or demand for repayment of the Demand Loan by the Seller, or (ii) in the circumstances set forth in Section 7.1(2) of the Guarantor Agreement, the Guarantor is required to, or has determined that it shall, sell Selected Loans in accordance with Article 7 of the Guarantor Agreement, and provided that the Seller is not in default of any of its obligations hereunder or under any other Transaction Document to which it is a party, the Guarantor shall by serving on the Seller a Selected Loan Offer Notice in duplicate substantially in the form set out in Schedule 5, prior to the Guarantor making any offer to sell Selected Loans to other Purchasers, offer immediately to sell to the Seller those Selected Loans in accordance with Schedule 9 of the Guarantor Agreement.

11.2

If the Seller accepts the Guarantor’s offer to sell the relevant Selected Loans by signing the duplicate Selected Loan Offer Notice in a manner indicating acceptance and delivering it to the Guarantor with a copy to the Bond Trustee within 10 Canadian Business Days from and including the date of the Selected Loan Offer Notice and provided that (if an Issuer Event of Default has occurred and is continuing but no liquidator has been appointed to the Seller) the Seller has provided a solvency certificate in a form acceptable to the Guarantor and the Bond Trustee (each acting reasonably), the Guarantor shall within three Canadian Business Days of receipt of such acceptance serve a Selected Loan Repurchase Notice substantially in the form set out in Schedule 6 on the Seller.

11.3

The Guarantor shall offer for sale the Selected Loans in respect of which the Seller rejects or fails within the requisite time limit to accept the Guarantor’s offer to sell to Purchasers in the manner and on the terms set out in Article 7 of the Guarantor Agreement.

11.4

Upon receipt of the Selected Loan Repurchase Notice duly signed on behalf of the Guarantor, the Seller shall promptly sign and return a duplicate copy of the Selected Loan Repurchase Notice and shall repurchase from the Guarantor, and the Guarantor shall, subject to Section 7.02 of the Security Agreement, re-assign or re-transfer to the Seller free from the Security created by or pursuant to the Security Agreement, the Selected Loans (and any other Loan secured or intended to be secured by that Related Security or any part of it) referred to in the relevant Selected Loan Repurchase Notice. Completion of such repurchase shall take place on the next Guarantor Payment Date occurring after receipt by the Seller of such Selected Loan Repurchase Notice or such other date as the Guarantor may direct in the Selected Loan Repurchase Notice (provided that such date, where a Notice to Pay has been served, shall not be later than the earlier to occur of the date which is (a) 10 Canadian Business Days after receipt by the Guarantor of the returned Selected Loan Repurchase Notice and (b) the Final Maturity Date of the Earliest Maturing Covered Bonds) when the Seller shall pay to the GDA Account (or as the Guarantor shall direct) an amount in cash equal to the offer price specified in the relevant Selected Loan Repurchase Notice and the provisions of Sections 11.5 and 11.6 shall apply.

11.5

On the date of completion of the repurchase of the Selected Loans in accordance with Sections 11.3 and 11.4, the Bond Trustee and the Guarantor shall at the cost of the Seller execute and deliver, or cause their respective duly authorized attorneys to execute and deliver, to the Seller any documentation necessary to release such Selected Loans from the Security created by the Security Agreement.

11.6

Upon such completion of the repurchase of the Selected Loans in accordance with Section 11.4 above or the sale of Selected Loans by the Guarantor to the Seller or a Purchaser pursuant to Article 7 of the Guarantor Agreement, the Seller shall cease to be under any further obligation to hold any Customer Files or other documents relating to the Selected Loans to the order of the Bond Trustee and, if the Bond Trustee holds such Customer Files or other documents, it will send them to the Seller or the Purchaser, as applicable. Any repurchase by the Seller of or in respect of the Selected Loans or any sale of Selected Loans by the Guarantor to a Purchaser or Purchasers pursuant to Article 7 of the Guarantor Agreement shall constitute a discharge and release of the Seller from any claims which the Guarantor or the Bond Trustee may have against the Seller arising from any Loan Representation and Warranty in relation to the Selected Loans previously sold by the Seller to the Guarantor only but shall not affect any rights arising from a breach of any other express provision of this Agreement or any Representation and Warranty in relation to any other Loan and Related Security.

12.	CUSTODIAN

12.1

The Guarantor hereby appoints the Custodian as its custodian with respect to the Custodial Information and authorizes the Custodian to do, make and execute all such acts, documents, matters and things which the Custodian may deem necessary or advisable to accomplish the purposes of this Agreement and its duties pursuant to this Article 12. The Custodian hereby accepts such appointment.

12.2	The Custodian hereby represents, warrants and covenants as follows:

(a)	it is a federally chartered institution authorized to act in a fiduciary capacity with respect to valuable documents;

(b)	it is and will continue to be in good standing with all applicable regulatory authorities;

(c)	it possess the necessary experience, qualifications, facilities and other resources to perform its responsibilities as Custodian;

(d)

it is and will continue to be in regulatory good standing under, and in material compliance with, all Laws applicable to it, and is in material compliance with its internal policies and procedures (including risk management policies), relevant to its duties as Custodian;

(e)

it is equipped with secure, fireproof storage facilities, with adequate controls on access to assure the safety, confidentiality and security of the documents, in accordance with customary standards for such storage facilities;

(f)	it has employees who are knowledgeable in the handling of mortgage and security documents and in the duties of a mortgage and security document custodian;

(g)

it has computer systems that can accept electronic versions of asset details, and be able to transmit that data to CMHC, the Cover Pool Monitor, the Guarantor or its representatives or a replacement Servicer in a form that is generally readable by computer systems;

(h)	it is at arm’s length from, and otherwise independent and not an Affiliate of, the Seller; and

(i)	it will take all necessary steps to comply with all applicable privacy legislation in connection with any information provided to it hereunder.

12.3

(a)

On or prior to the tenth Business Day following the last day of January, April, July and November of each year, commencing on the first of such dates to occur after the First Purchase Date, the Seller and the Cash Manager shall (i) provide updated Custodial Information to the

Custodian, and (ii) confirm in writing that it is not aware of any change in Law affecting or reasonably expected to affect the validity or enforceability of any Powers of Attorney previously provided to the Custodian by the Seller pursuant to this Agreement.

(b)

Forthwith upon any change in Law affecting or reasonably expected to affect the validity or enforceability of any Powers of Attorney previously provided to the Custodian by the Seller pursuant to this Agreement, the Seller shall deliver to the Custodian updated irrevocable Powers of Attorney which satisfy the requirements set forth in this Agreement, together with an opinion of legal counsel to the Seller confirming that such Powers of Attorney are sufficient to allow the Guarantor (or a nominee on its behalf) to effect the transfer of registered title to the Loans and Related Security included in the Portfolio. A copy of such opinion shall contemporaneously be delivered to CMHC.

(c)

Upon each anniversary of the Program Date, the Seller shall deliver to the Custodian an opinion of legal counsel to the Seller in form and substance satisfactory to the Guarantor and the Bond Trustee (each acting reasonably) confirming that the Powers of Attorney previously provided to the Custodian pursuant to Sections 3.1(a)(i), 4.7(a)(ii) or 12.3(b) continue to be valid and enforceable and are sufficient to allow the Guarantor (or a nominee on its behalf) to effect the transfer of registered title to the Loans and Related Security included in the Portfolio. A copy of such opinion shall contemporaneously be delivered to CMHC and DBRS.

(d)

On the date of each transfer of Loans and their Related Security and/or Substitution Assets from the Guarantor to any Person, the Seller, or the Servicer or the Cash Manager, as applicable, shall deliver to the Custodian for safekeeping (a) Eligible Loan Details, and (b) Substitution Asset Details in respect of the Loans and Related Security and Substitution Assets, if any, transferred by the Guarantor on such date.

(e)

On the date of each transfer of Substitution Assets from the Seller to the Guarantor and on each date on which the Cash Manager makes an investment in Substitution Assets, the Seller or the Cash Manager, as applicable, shall deliver to the Custodian for safekeeping Substitution Asset Details in respect of such Substitution Assets.

(f)

Forthwith upon the occurrence of a Registered Title Event, the Seller or the Cash Manager, as applicable, shall deliver to the Custodian updated Custodial Information in relation to all Loans and Related Security and Substitution Assets included in the Portfolio and, to the extent necessary, any information required to update the Powers of Attorney previously delivered by the Seller to the Custodian, together with documentary evidence of chain of title to such Loans and Related Security and Substitution Assets, together with Registrable Transfers in relation to such Loans and Related Security.

(g)

If any of the Loans that have been sold to the Guarantor hereunder were originated in the Province of Québec, upon the earlier of (i) the occurrence of a Registered Title Event, and (ii) a downgrade of the senior long-term rating assigned to the Seller by one or more of DBRS, Moody’s or Fitch below BBB(high), BBB+ or Baa1, respectively, the Seller will notify the Borrowers (and their guarantors) and deliver Registrable Transfers to the Custodian in relation to each such Loan and hypothecs included in the Québec Purchased Assets, make all registrations and generally complete all formalities required under the laws of the Province of Québec in order to render the sale and assignment of the Québec Purchased Assets opposable against the Borrowers (and their guarantors) and all third persons, in accordance with Articles 1641, 1645 and 3003 of the Civil Code of Québec. The Seller will act upon the Guarantor’s instructions under this Section 12.3(g).

(h)

Upon the occurrence of a Servicer Termination Event, the Seller shall deliver to the Custodian in electronic form (where available), or provide the Guarantor reasonable access to, all of its mortgage loan servicing files (and cause each of its Affiliates acting as a servicer of any Loans to similarly deliver or afford reasonable access to all of its mortgage loan servicing files) relating to the Covered Pool Portfolio including, in the case of each Loan, affording reasonable access to the Servicing Records for each Loan included in the Portfolio.

(i)

The Seller shall make available to CMHC, upon reasonable request, all Custodial Information that has been provided to the Custodian by the Seller and all such other accounts and records of the Seller relating to the Loans and Related Security included in the Portfolio, as may be required by CMHC to verify compliance by any party to the Transaction Documents with the requirements of the CMHC Guide and Part I.1 of the National Housing Act (Canada).

(j)

The Seller shall make available to the Cover Pool Monitor, upon reasonable request, all data and documentation provided by the Seller to the Custodian hereunder, as may be required for the Covered Pool Monitor to perform its duties under the Covered Pool Monitor Agreement.

12.4	The Custodian shall remain responsible for the data and documents delivered to it in accordance with this Agreement until the earlier of:

(a)

the time of their release to a replacement Custodian (it being acknowledged that the replacement Custodian shall be responsible for the safe transfer of the data and documents to its premises and systems);

(b)

the termination of the Program, whereupon the Custodian shall either (i) release the data and documents to the Seller or as the Seller may direct or (ii) destroy the data and documents in accordance with procedures satisfactory to the Seller, all in accordance with the Seller’s instructions; and

(c)

in relation to a particular Loan or Substitution Asset included in the Portfolio, its disposition by the Guarantor or its maturity, whereupon the Custodian shall either (i) release the particular data and documents related to such Loan or Substitution Asset to the Seller or as it may direct, or (ii) destroy such data and documents in accordance with procedures satisfactory to the Seller, all in accordance with the Seller’s instructions.

12.5

(a)

The Custodian may resign at any time upon giving not less than three calendar months’ prior notice in writing to the Guarantor, the Seller and the Bond Trustee without assigning any reason therefor and without being responsible for any liabilities incurred by reason of such resignation.

(b)

The Guarantor may, at any time, but subject to the prior written consent of the Bond Trustee (if the Custodian is not the Bond Trustee), terminate the appointment of the Custodian hereunder upon providing the Custodian with at least 60 days’ prior written notice, provided that, subject to Section 12.5(c) below, such termination may not be effected unless and until a replacement approved by the Bond Trustee, acting reasonably, has been found by the Guarantor which agrees to perform the duties (or substantially similar duties) of the Custodian set out in this Agreement.

Notwithstanding the foregoing, the Guarantor may unilaterally remove the Custodian by notice to the Custodian and the Issuer in the event of a default by the Custodian in the performance or observance of its covenants and obligations, or a breach by the Custodian of its representations and warranties, respectively, under Section 12.2.

(c)

Notwithstanding the foregoing, except when removed as a result of a default by the Custodian in the performance or observance of its covenants and obligations, or a breach by the Custodian of its representations and warranties, respectively, under Section 12.2, where such removal shall be effective immediately, the resignation or removal of the Custodian will not become effective unless a replacement Custodian has been appointed which has agreed to the terms of this Agreement and with respect to which appointment the Rating Agency Condition has been satisfied. The Guarantor covenants that, in the event of a Custodian giving notice under Section 12.5(a) or being removed as referred to in Section 12.5(b), it will use all commercially reasonable endeavours to procure a new Custodian to be appointed as soon as reasonably practicable thereafter. If within 60 days of having given notice of its intention to resign, no appointment of such replacement Custodian has become effective, the outgoing Custodian will be entitled to appoint its successor (provided that such successor will agree to the terms of this Agreement).

(d)

The Guarantor shall provide notice to CMHC of the termination or resignation of the Custodian and of the Custodian’s successor contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders and (iii) five Canadian Business Days following such termination or resignation and replacement (unless the replacement has yet to be identified at that time, in which case notice of the replacement may be provided no later than 10 Canadian Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Custodian, all information relating to the replacement required by the CMHC Guide and a revised and amended copy of this Agreement with such replacement.

(e)	Any replacement Custodian appointed hereunder shall satisfy the requirements of the CMHC Guide applicable to custodians.

12.6

(a)

The parties to this Agreement acknowledge and agree that the Custodian acts hereunder as a custodian only and (i) shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any materials deposited with it, for the form or execution of such instruments, for the identity, authority or right of any Person or party executing or depositing such instruments or for determining or compelling compliance therewith, and shall not otherwise be bound thereby; (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Custodian; (iii) shall not be required to take notice of any default or to take any action with respect to such default involving any expense or liability, unless notice in writing of such default is formally given to the Custodian, and unless it is indemnified and funded, in a manner satisfactory to it, against such expense or liability; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Person, and shall have no responsibility for determining the accuracy thereof; (v) may employ and consult legal counsel satisfactory to it, including in-house counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel; and (vi) shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(b)

The Custodian may employ such counsel, accountants, appraisers, other experts, agents, agencies and advisors as it may reasonably require for the purpose of discharging its duties under this Agreement, and the Custodian may act and shall be protected in acting in good faith on the opinion or advice or on information obtained from any such parties and shall not be responsible for any misconduct on the part of any of them. The reasonable costs of such services shall be added to and be part of the Custodian’s fee hereunder.

(c)

The Custodian shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment.

(d)

No provision of this Agreement shall require the Custodian to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights or powers unless indemnified as provided for herein, other than as a result of its own negligence or bad faith.

(e)

The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own negligence or bad faith.

(f)

The Seller shall pay to the Custodian as consideration for its services provided pursuant to this Agreement an annual fee of such amount as may be agreed to from time to time by the parties hereto payable on the date hereof and thereafter at least 30 days prior to each anniversary of the date hereof. Any such fees not paid by the Seller hereunder shall be paid pursuant to and in accordance with the applicable Priorities of Payments.

(g)

The Seller shall pay the costs and expenses of the Custodian’s services hereunder, and the costs and expense reasonably incurred by the Custodian in connection with the administration of its duties created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder and covered by the remuneration, including without limitation, all out-of-pocket expenses and disbursements incurred or made by the Custodian in the administration of its services and duties created hereby (including the reasonable fees and disbursements of its legal counsel and other outside advisors required for discharge of its duties hereunder). Any such amounts not paid by the Seller hereunder shall be paid pursuant to and in accordance with the applicable Priorities of Payments.

(h)	The Seller hereby agrees to indemnify the Custodian and its officers, directors, employees, agents, successors and assigns and hold it and them harmless from and against any loss, fee,

claim, demand, penalty, liability, damage, cost and expense of any nature incurred by the Custodian and its officers, directors, employees, agents, successors and assigns arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to, reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim of liability, unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Custodian’s or its officers’, directors’, employees’, agents’, successors’ or assigns’ negligence or bad faith. The foregoing indemnification and agreement to hold harmless shall survive the resignation or removal of the Custodian or the termination of this Agreement.

(i)

The Custodian accepts the duties and responsibilities under this Agreement as agent, and no trust is intended to be, or is or will be, created hereby and the Custodian (in such capacity) shall owe no duties hereunder as trustee.

13.	[RESERVED]

14.	SUBORDINATION

The Seller agrees with the Guarantor and the Bond Trustee that on the enforcement of any Mortgage any sums owed to the Seller by a Borrower and which are secured under such Mortgage and the rights and remedies of the Seller in respect of the sums owed to the Seller shall at all times be subject, subordinated and postponed to any sums owed to the Guarantor by the Borrower and which are secured under such Mortgage and to the rights and remedies of the Guarantor in respect of such sums owed to the Guarantor by the Borrower.

15.	NON-MERGER

Any term of this Agreement to which effect is not given on the First Purchase Date or on any Purchase Date (including in particular, but without limitation, the liability of the Seller under the Representations and Warranties and the indemnity in Section 7.2 and the provisions of Section 4) shall not merge and shall remain in full force and effect notwithstanding the sale and purchase contemplated by this Agreement.

16.	NO AGENCY OR PARTNERSHIP

It is hereby acknowledged and agreed by the parties that nothing in this Agreement shall be construed as giving rise to any relationship of agency, save as expressly provided herein, or partnership between the parties and that in fulfilling its obligations hereunder, each party shall be acting entirely for its own account.

17.	PAYMENTS

Except as otherwise specifically provided, all payments to be made pursuant to this Agreement shall be made in Canadian Dollars in immediately available funds without exercising or seeking to exercise any right of set-off as may otherwise exist and shall be deemed to be made when they are received by the payee and shall be accounted for accordingly unless failure to receive any payment is due to an error by the payee’s bank.

18.	AMENDMENTS, VARIATION AND WAIVER

18.1

Subject to the terms of the Security Agreement, any amendments to this Agreement will be made only with the prior written consent of each party to this Agreement. No waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorized by) each of the parties. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

18.2

Each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor to be a material amendment, variation or waiver, shall be subject to satisfaction of the Rating Agency Condition. The Guarantor shall deliver notice to the Rating Agencies from time to time of any amendment, variations or waivers with respect to which satisfaction of the Rating Agency Condition is not required, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor under this Agreement.

19.	NOTICES

Any notices to be given pursuant to this Agreement to any of the parties hereto shall be in writing and shall be sufficiently served if sent by prepaid registered mail, by hand or by facsimile or electronic transmission and shall be deemed to be given (in the case of facsimile or electronic transmission) when despatched or (in the case of registered mail) when it would be received in the ordinary course of the mail and shall be sent:

(a)

in the case of the Seller, to Bank of Montreal, 18th Floor, 1 First Canadian Place, 100 King Street West, Toronto, ON M5X 1A1 (facsimile number 416-867-7193) for the attention of Senior Manager, Securitization Structuring;

(b)

in the case of the Guarantor, to BMO Covered Bond Guarantor Limited Partnership, c/o Bank of Montreal, 18th Floor, 1 First Canadian Place, 100 King Street West, Toronto, ON M5X 1A1 (facsimile number 416-867-4166) for the attention of Senior Manager, Securitization Finance and Operations; and

(c)

in the case of the Bond Trustee, to Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, ON M5J 2Y1, (facsimile number (416) 981-9777) for the attention of Manager, Corporate Trust;

or to such other address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Section 19.

20.	ASSIGNMENT

20.1

Subject always to the provisions of Section 20.2, no party hereto shall be entitled to assign all or any part of its rights or obligations hereunder to any other party without the prior written consent of each of the other parties hereto (which shall not, if requested, be unreasonably withheld or delayed or made subject to unreasonable conditions) save that the Guarantor shall be entitled to assign whether by way of security or otherwise all or any of its rights under this Agreement and all or any of its interest in the Loans and their Related Security without such consent to the Bond Trustee pursuant to the Security Agreement and the Bond Trustee may at its sole discretion assign all or any of its rights under or in respect of this Agreement and all or any of its interest in the Loans and their Related Security without such consent to any successor Bond Trustee in exercise of its rights under the Security Agreement.

20.2

The Seller acknowledges that on the assignment pursuant to the Security Agreement by the Guarantor to the Bond Trustee of the Guarantor’s rights under this Agreement the Bond Trustee may enforce such rights in the Bond Trustee’s own name without joining the Guarantor in any such action (which right the Seller hereby waives) and the Seller hereby waives as against the Bond Trustee any rights or equities in its favour arising from any course of dealing between the Seller and the Guarantor.

21.	BOND TRUSTEE

21.1

If there is any change in the identity of the Bond Trustee or an additional Bond Trustee is appointed, the remaining Bond Trustee and/or the retiring Bond Trustee, the Servicer, the Seller and the Guarantor shall execute such documents with any other parties to this Agreement and take such actions as such new Bond Trustee may reasonably require for the purposes of vesting in such new Bond Trustee the rights of the Bond Trustee under this Agreement and under the Security Agreement and while any of the Covered Bonds remain outstanding shall give notice thereof to the Rating Agencies.

21.2

It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee shall not assume or have any obligations or liabilities to the Seller or the Guarantor under this Agreement notwithstanding any provision herein or therein and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Article 18. For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and powers of the Bond Trustee are governed by the Security Agreement. Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion, without any obligation to give reasons therefor, and the Bond Trustee shall not be responsible for any liability occasioned by so acting.

22.	NON-PETITION COVENANT; LIMITATION OF LIABILITY

22.1

The Seller covenants and agrees that it will not institute against, or join any other party hereto in instituting against, the Guarantor, or any general partner of the Guarantor, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal, provincial or foreign bankruptcy, insolvency or similar law, for one year and one day after all Covered Bonds have been repaid in full. The foregoing provision will survive the termination of this Agreement by any party hereto.

22.2

BMO Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by Law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

23.	DELIVERY OF OPINIONS

23.1	Copies of each opinion delivered to any party hereunder shall also be delivered to CMHC, Fitch and DBRS contemporaneously.

24.	GOVERNING LAW

24.1	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

24.2

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

25.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (manually or by electronic or facsimile means) and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF the parties hereto have executed on the day and year first before written.

BANK OF MONTREAL, as Seller, as Servicer and as Cash Manager		BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC.

By:	/s/ Cathy Cranston	By:	/s/ Chris Hughes
	Name: Cathy Cranston		Name: Chris Hughes
	Title: Senior Vice President, Finance & Treasurer		Title: President and Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee and Custodian

		By:	/s/ Sean Pigott
Name: Sean Pigott
Title: Corporate Trust Officer

		By:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

Mortgage Sale Agreement

FOR GOOD AND VALUABLE CONSIDERATION (the receipt and sufficiency of which are hereby acknowledged), the undersigned hereby acknowledge and agree to the limitations set out in Section 6.1(e) of this Agreement as of the date first above written.

8429065 CANADA INC.

By:	/s/ Stuart Swartz

Name:	Stuart Swartz
Title:	President

BMO COVERED BOND GP, INC.

By:	/s/ Chris Hughes

Name:	Chris Hughes
Title:	President and Secretary

Mortgage Sale Agreement

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES

1.	Corporate Representations and Warranties

1.1

The Seller is a Canadian chartered bank under the Bank Act and has, in all material respects, full power and authority to own its properties and conduct its business as presently owned or conducted, and to execute, deliver and perform its obligations under this Agreement.

1.2

The Seller is qualified under all applicable law, and has obtained all necessary licenses and approvals and is in good standing thereunder, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would render any Mortgage unenforceable by the Seller, any other Purchaser, the Guarantor or the Bond Trustee, as applicable, or would have a material adverse effect on the Guarantor’s rights hereunder.

1.3

The execution and delivery of this Agreement and each of the documents, agreements or instruments to be executed and delivered hereunder by the Seller, and the performance by the Seller of its obligations hereunder and thereunder, have been duly authorized by the Seller by all necessary corporate action on the part of the Seller and are enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

1.4

The execution and delivery by the Seller of this Agreement and each of the documents, agreements or instruments to be executed and delivered hereunder, the performance of the transactions contemplated hereunder and thereunder, and the fulfilment of the terms hereof and thereof applicable to the Seller, will not (i) conflict with or violate the constating documents or by-laws of the Seller, any resolution of the board of directors (or any committee thereof) or, to the knowledge of the Seller, the shareholders of the Seller or any Law applicable to the Seller or (ii) conflict with, or result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Seller is a party or by which it or its properties are bound, in any such case in a manner that would have a material adverse effect on the Guarantor’s rights hereunder or would materially and adversely affect the validity or enforceability of this Agreement.

1.5

There are no proceedings or investigations, to the best knowledge of the Seller, pending or threatened against the Seller before any Governmental Authority: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of the Seller, would materially and adversely affect the performance by the Seller of its obligations under this Agreement, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

1.6

All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Seller in connection with the execution and delivery by the Seller of this Agreement and the performance of the transactions contemplated by this Agreement have been duly obtained, effected or given and are in full force and effect, other than any such authorizations, consents, orders or approvals of or registrations or declarations the absence of which would not materially and adversely affect the validity or enforceability of this Agreement or any Mortgage.

1.7	The Seller is not a Non-Resident.

1.8	None of the transactions contemplated hereunder require compliance with any applicable bulk sales legislation.

1.9

The Seller has duly and timely paid all amounts that it is liable to pay under the Income Tax Act, including all instalments on account of such amounts for the current year, that are due and payable by it whether or not assessed by the appropriate governmental authority and, in respect of amounts that it is liable to pay under the Income Tax Act in or in respect of the current year that are not yet due and payable, will pay such amounts when due, other than such amounts that are subject to a continued dispute or reassessment and for which the Seller has established sufficient reserves.

2.	Loan Representations and Warranties

2.1	the Loan meets the Eligibility Criteria and is an “Eligible Loan” as defined in the CMHC Guide from time to time;

2.2	the Loan is a Fixed Rate Loan or a Variable Rate Loan;

2.3	the Borrower thereunder is a resident of Canada and is not, to the best of the knowledge of the Seller, the subject of any insolvency proceeding;

2.4

the Seller and, if applicable, the applicable Originator, is permitted to assign its rights under the Loan (including all Related Security) in whole or in part without notice to or the consent of the Borrower or any other Person and neither the Loan nor the Related Security contains any restriction on the sale, assignment or transfer of the Loan and the Related Security or an interest therein, and the Loan permits its assignment without the consent of the Borrower;

2.5

the Loan is fully advanced as of the date of transfer and is not subject to any contingent performance requirements of the Seller or the applicable Originator unless such requirements are guaranteed or insured by third parties acceptable to a Reasonable, Prudent Mortgage Lender.

2.6	the Loan is payable in Canada only and is denominated in Canadian Dollars;

2.7	the Loan has a remaining amortization period of less than 40 years as of the relevant Purchase Date;

2.8

the Loan contains standard terms and conditions generally contained in conventional residential first mortgages originated by the Seller or the relevant Originator and contains a restriction on the Borrower’s ability to set-off any payments owing thereunder against any amounts payable by the Seller, or as applicable, the relevant Originator to such Borrower;

2.9

the Property subject to the related Mortgage is a freehold or condominium interest in real or immovable property located in Canada which is zoned residential, or is zoned agricultural or rural and residential use is permitted by such zoning, and on which, at the time the Loan was underwritten or purchased by the Seller or the applicable Originator, a family dwelling has been constructed;

2.10

the related Mortgage has been duly registered or recorded in the name of the Seller or, as applicable, the applicable Originator, in the appropriate land titles or land registry office or similar place of public registration for the province or territory in which the Property is located;

2.11

the Loan is accompanied by a solicitor’s or notary’s report on title from a solicitor or notary qualified to practice law in the province or territory in which the Property is located to the effect that, at the time of origination of such Loan, the Borrower had good title to, and the related Mortgage created a first charge, mortgage or hypothec against, such Property, subject only to Adverse Claims which, in the reasonable opinion of the Seller, do not in the aggregate materially impair the marketability of the title to such property or, if no such report on title was obtained, the Loan is accompanied by a policy of title insurance to the same effect from a provider acceptable to a Reasonable, Prudent Mortgage Lender;

2.12

the Loan has been duly authorized, executed and delivered by the Seller or the applicable Originator and the Borrower, which Loan, together with all Related Security, is in full force and effect and constitutes the legal, valid and binding obligation of the Borrower thereof enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and to equitable principles of general application (regardless of whether endorsements is sought in a proceeding at law or in equity);

2.13

the Loan or applicable law permits realization by the Seller or the applicable Originator and their respective assigns against the Property securing such Loan in accordance with the terms of such Loan, subject to applicable law, including, without limitation, the notice requirements and other limitations contained in the Bankruptcy and Insolvency Act (Canada) and statutory limitations on the rights of mortgagees to exercise their remedies, and the Loan constitutes the Borrower’s obligation to pay to the Seller or the applicable Originator and their respective assigns, in accordance with the scheduled payments set forth therein, the amounts owing thereunder;

2.14

the Loan was, when underwritten or purchased by the Seller or the applicable Originator, and is, on the date of transfer to the Guarantor, in compliance, in all material respects, with all requirements of applicable law that would affect the validity or enforceability thereof, including consumer protection legislation, privacy and interest rate disclosure legislation;

2.15

the Seller has ensured, in accordance with its customary servicing procedures, or, as applicable, has procured the relevant Originator to ensure in accordance with its customary servicing procedures, that policies of insurance satisfying the requirements set forth in the Credit and Collection Policy are in force and the Seller, or as applicable, the relevant Originator, is named as first mortgagee or hypothecary creditor, as the case may be, under such policies with the benefit of a standard mortgage clause or endorsement;

2.16

the Loan has not been satisfied or rescinded, no rights of the mortgagee thereunder have been postponed or subordinated, no Property has been discharged, reconveyed or released from the charge created by the related Mortgage in whole or in part, and no provision of the Loan has been waived, altered or modified in any respect, except in each case, (x) as permitted pursuant to Credit and Collection Policy, and (y) pursuant to a document, instrument or writing included in the related Customer File; and

2.17

the Loan has not been originated in, and is not subject to the laws of, any jurisdiction under which the sale, transfer and assignment of such Loan by the applicable Originator to the Seller, if applicable, and by the Seller to the Guarantor, is unlawful, void or voidable.

SCHEDULE 2

SELLER POWER OF ATTORNEY

SCHEDULE 3

LOAN REPURCHASE NOTICE

To:	BANK OF MONTREAL (the “Seller”)

From:	BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC. (the “Guarantor”)

1.

It is hereby agreed that for the purpose of this notice the “Mortgage Sale Agreement” shall mean the mortgage sale agreement dated September 30, 2013 made between the Seller, the Guarantor, and the Bond Trustee (as the same may be or have been amended, restated or supplemented from time to time with the consent of those parties).

2.	Save where the context otherwise requires, words and expressions in this notice shall have the same meanings respectively as when used in the Mortgage Sale Agreement.

3.

In accordance with Section 8.6 of the Mortgage Sale Agreement, upon receipt of this Loan Repurchase Notice by the Seller there shall exist between the Seller and the Guarantor an agreement (the “Agreement for Sale”) for the sale, transfer, assignment and conveyance by the Guarantor to the Seller of the Loans and their Related Security more particularly described in the Schedule hereto. Completion of such sale shall take place on —, 20—.

4.	The Agreement for Sale shall incorporate, mutatis mutandis, the relevant provisions of the Mortgage Sale Agreement.

Dated —, 20—.

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC.

By:
Name:
Title:

[On duplicate

We hereby acknowledge receipt of and confirm the contents of the Loan Repurchase Notice dated —, 20—.

BANK OF MONTREAL

By:
Name:
Title:

Schedule

[List of Loans with appropriate details.]

SCHEDULE 4

NEW PORTFOLIO NOTICE

To:	BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC. (the “Guarantor”)

From:	BANK OF MONTREAL (the “Seller”)

1.

It is hereby agreed that for the purpose of this notice the “Mortgage Sale Agreement” shall mean the mortgage sale agreement dated September 30, 2013 made between the Seller, the Guarantor, and the Bond Trustee (as the same may be or have been amended, restated or supplemented from time to time with the consent of those parties).

2.	Save where the context otherwise requires, words and expressions in this notice shall have the same meanings respectively as when used in the Mortgage Sale Agreement.

3.

In accordance with and subject to Section 4.1 of the Mortgage Sale Agreement, upon receipt by the Seller of the duplicate of this notice signed by the Guarantor, there shall exist between the Seller and the Guarantor an agreement (the “Agreement for Sale”) for the sale by the Seller to the Guarantor of the New Loans and their Related Security more particularly described in the Schedule hereto (other than any New Loans and their Related Security which have been redeemed in full prior to completion). Completion of such sale shall take place on —, 20—.

4.

The Agreement for Sale shall incorporate, mutatis mutandis, the relevant provisions of the Mortgage Sale Agreement subject to any amendment as may be agreed between the parties to the Agreement for Sale provided the parties to such agreement have substantially the same rights and obligations as under the Mortgage Sale Agreement.

Dated —, 20—.

BANK OF MONTREAL

By:
Name:
Title:

[On duplicate:

We hereby acknowledge receipt of the New Portfolio Notice dated —, 20—, and confirm that we are prepared to purchase New Loans as set out in that notice.

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC.

By:
Name:
Title:

Schedule

[List of Loans with appropriate details.]

SCHEDULE 5

SELECTED LOAN OFFER NOTICE

To:	BANK OF MONTREAL (the “Seller”)

From:	BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC. (the “Guarantor”)

It is hereby agreed that for the purpose of this notice the “Mortgage Sale Agreement” shall mean the mortgage sale agreement dated September 30, 2013 made between the Seller, the Guarantor, and the Bond Trustee (as the same may be or have been amended, restated or supplemented from time to time with the consent of those parties).

Save where the context otherwise requires, words and expressions in this notice shall have the same meanings respectively as when used in the Mortgage Sale Agreement.

In accordance with and subject to Section 11 of the Mortgage Sale Agreement we make an offer to you on the following terms:

1.

This Selected Loan Offer Notice constitutes an offer to sell the Selected Loans more particularly described in the Schedule hereto to you at the offer price of Canadian $— payable in cash on the earlier to occur of the date which is (a) 10 Canadian Business Days after receipt by the Guarantor of the returned Selected Loan Repurchase Notice or (b) the Final Maturity Date of the Earliest Maturing Covered Bonds on the terms set out in Section 11 of the Mortgage Sale Agreement.

2.

This offer is capable of acceptance by you within 10 Canadian Business Days from and including the date of this Selected Loan Offer Notice. If you do not accept this offer, we intend to sell the Selected Loans to a third party or third parties.

3.	This Selected Loan Offer Notice shall incorporate, mutatis mutandis, the relevant provisions of the Mortgage Sale Agreement.

You may accept this offer to you by signing the duplicate of this Selected Loan Offer Notice in a manner indicating acceptance and delivering it to the Guarantor with a copy to the Bond Trustee.

We refer you to the Mortgage Sale Agreement as to your rights, and the consequences of failure to accept this offer in time or at all or of doing so in a manner other than that specified in the Mortgage Sale Agreement.

Dated —, 20—.

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC.

By:
Name:
Title:

We accept the offer contained in this Selected Loan Offer Notice.

Dated —, 20—.

BANK OF MONTREAL

By:
Name:
Title:

SCHEDULE 6

SELECTED LOAN REPURCHASE NOTICE

To:	BANK OF MONTREAL (the “Seller”)

From:	BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP (the “Guarantor”)

1.

It is hereby agreed that for the purpose of this notice the “Mortgage Sale Agreement” shall mean the mortgage sale agreement dated September 30, 2013 made between the Seller, the Guarantor, and the Bond Trustee (as the same may be or have been amended, restated or supplemented from time to time with the consent of those parties).

2.	Save where the context otherwise requires, words and expressions in this notice shall have the same meanings respectively as when used in the Mortgage Sale Agreement.

3.

In accordance with Section 11 of the Mortgage Sale Agreement, upon receipt of this Selected Loan Repurchase Notice by the Seller there shall exist between the Seller and the Guarantor an agreement (the “Agreement for Sale”) for the sale by the Guarantor to the Seller of the Selected Loans more particularly described in the Schedule hereto. Completion of such sale shall take place on —, 20— and the price payable by the Seller for the Selected Loans more particularly described in the Schedule hereto shall be Canadian $—.

4.	The Agreement for Sale shall incorporate, mutatis mutandis, the relevant provisions of the Mortgage Sale Agreement.

Dated —, 20—.

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC.

By:
Name:
Title:

[On duplicate]

We hereby acknowledge receipt of and confirm the contents of the Selected Loan Repurchase Notice dated —, 20—.

Dated —, 20—.

BANK OF MONTREAL

By:
Name:
Title:

SCHEDULE 7

FORM OF QUÉBEC SELLER ASSIGNMENT

THIS QUÉBEC SELLER ASSIGNMENT made this — day of — , 2013.

BETWEEN:

BANK OF MONTREAL, a bank named in Schedule I to the Bank Act (the “Seller”)

- and -

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, by its Managing GP, BMO COVERED BOND GP, INC., (in its capacity as the Guarantor) (the “Guarantor”)

WHEREAS the Seller, the Guarantor, as purchaser, and Computershare Trust Company of Canada, as Bond Trustee and Custodian, have entered into the Mortgage Sale Agreement (as hereinafter defined).

NOW THIS AGREEMENT WITNESSES that in consideration of the premises and for valuable consideration the parties hereto covenant and agree as follows:

(1)	Defined Terms

Unless otherwise defined herein or unless the context requires otherwise, capitalized terms will have the same meanings herein as in the Mortgage Sale Agreement. In this Québec Assignment the following terms will have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“BMO Group” means Bank of Montreal and its Subsidiaries collectively.

“Borrower” means, in relation to a Loan, each Person specified as such in the relevant Mortgage Conditions together with each Person (if any) from time to time assuming an obligation to repay such Loan or any part of it.

“Credit and Collection Policy” means the customary credit and collection policies and practices of the Seller, or as applicable, the relevant Originator, relating to the granting of credit on the security of a Mortgage and the collection and enforcement of Loans, as in effect on the date on the Program Date, as modified in compliance with the Mortgage Sale Agreement from time to time.

“Custodian” means Computershare Trust Company of Canada, in its capacity as Custodian under the Mortgage Sale Agreement.

“Customer Files” means, with respect to any Loan, (a) the original fully executed copy of the document(s) evidencing the Loan and the Mortgage, (b) the duplicate registered Mortgage evidencing and securing such Loan bearing a certificate of registration from the applicable land registry office, land titles office or similar place of public record in which the related Mortgage is registered together with the promissory note, if any, evidencing such Loan fully executed by the Borrower, (c) fully executed copies of the other loan and/or security agreements, if any, securing the Loan, fully executed by the Borrower, (d) a record or facsimile of the original credit application fully executed by the Borrower and all other credit information obtained by the Seller or the relevant Originator in connection with the Loan and the related Borrower, (e) the solicitor’s or notary’s report of title or title insurance policy obtained by the Seller or the relevant Originator in connection with the initial advance of the Loan together with the survey or certificate of location relied upon by the solicitor or notary or title insurance company in issuing his or its report or title insurance policy, (f) the most recent Valuation Report of the related mortgaged property obtained by the Seller or the relevant Originator in accordance with the Credit and Collection Policy, (g) the insurance policy or certificate of insurance evidencing the Borrower’s insurance against fire and other standard risks showing the Seller or the relevant Originator as first mortgagee and loss payee and containing a standard mortgage endorsement, and (h) any and all other documents that the Servicer or the Seller or the relevant Originator shall keep on file relating to such Loan.

“Eligibility Criteria” means the following criteria:

(a)	no Loan has an Outstanding Principal Balance of more than $3,000,000.00;

(b)	if the Loan constitutes a New Loan Type, the Rating Agency Condition has been satisfied in accordance with the terms of the Mortgage Sale Agreement that such Loan may be sold to the Guarantor;

(c)	the Loan is not secured by a Mortgage that also secures one or more other loans that has the benefit of insurance from any Prohibited Insurer;

(d)

if the Loan is extended or advanced upon the security of a Mortgage that also secures (or is capable of securing) Retained Loans, the Loan and all Related Retained Loans have the benefit of cross-default provisions (whether contained in the terms and conditions of the Loan and Related Retained Loans, the Mortgage securing the Loan and Related Retained Loans or other documentation applicable to the Loan and Related Retained Loans, and enforceable against the Borrower) such that a default under the Loan or a Related Retained Loan will constitute a default under the Loan and all Related Retained Loans or, in the case of a Loan or Related Retained Loan not having the benefit of cross-default provisions but repayable on demand, the Guarantor or the Seller (and each mortgage lender as may be on title) have covenanted in writing to demand repayment (in a manner and in circumstances customary for a prudent lender) of the Loan or such Related Retained Loan upon a default under the Loan or any Related Retained Loan;

(e)	no payments of principal or interest in respect of the Loan are in arrears;

(f)	the first payment due in respect of the Loan has been paid by the relevant Borrower;

(g)	the related Mortgage constitutes a valid first mortgage lien or a valid first-ranking hypothec over the related Property, subject to Permitted Security Interests;

(h)	the Loan is not subject to any dispute proceeding, set-off, counterclaim or defence whatsoever; [and]

(i)	neither the Mortgage Conditions for the Loan nor the provisions of any other documentation applicable to the Loan and enforceable by the Borrower expressly afford the Borrower a right of set-off; and

(j)

[to the extent the Loan is extended, advanced or renewed on or after July 1, 2014 (which for greater certainty will not include further advances under an existing non-amortizing Loan unless amended), an express waiver of set-off rights on the part of the Borrower is included in the terms and conditions of the Loan or the provisions of any other documentation applicable to the Loan and enforceable against the Borrower contain an express waiver of set-off rights on the part of the Borrower][NTD: TO BE INSERTED IN QUÉBEC SELLER ASSIGNMENTS EXECUTED AFTER JULY 1, 2014].

“Eligible Loans” means a Loan which at the Purchase Date satisfies each of the Eligibility Criteria.

“Loan” means each mortgage loan referenced by its mortgage loan identifier number and and comprising the aggregate of all principal sums, interest, costs, charges, expenses and other monies due or owing with respect to that mortgage loan under the relevant Mortgage Conditions by a Borrower on the security of a Mortgage from time to time outstanding or, as the context may require, the Borrower’s obligations in respect of the same;

“Mortgage” means a lien or a hypothec securing a Loan.

“Mortgage Conditions” means all the terms and conditions applicable to a Loan.

“Mortgage Sale Agreement” means the mortgage sale agreement entered into on the Program Date between the Seller, the Servicer, the Cash Manager, the Guarantor, the Custodian and the Bond Trustee (as amended, modified, supplemented or restated from time to time).

“Originator” means a Person that is a member of the BMO Group and has originated Loans included in the Québec Purchased Assets.

“Person” means a reference to any person, individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, governmental entity or other entity of similar nature (whether or not having separate legal personality).

“Program Date” means September 30 , 2013.

“Property” means a freehold or leasehold residential property located in Canada (or owned residential immovable property situated in the Province of Québec) that is subject to a Mortgage.

“Purchase Date” means — , 2013.

“Québec Eligible Loans” means all Eligible Loans (i) which are repayable by a Borrower resident in the Province of Québec, or (ii) which are subject to loan documentation which requires that payments of interest or principal in respect thereof be made at a location or an account situated or maintained in the Province of Québec, or (iii) where the related Properties are situated in the Province of Québec.

“Québec Purchased Assets” means the universality of all present and future claims and rights of action arising from all Québec Eligible Loans of the Seller described in Annex A hereto and their Related Security.

“Records” means, with respect to each Loan, all documents and information (other than the Customer File) including, computer programs, tapes, discs, punch cards, data processing software and related property and rights, maintained by the Seller or the Servicer with respect to such Loan, the Related Security and the related Borrower.

“Related Security” means, in relation to a Loan:

(a)

all of the Seller’s right, title and interest in the related Customer File, including the Mortgage and the security interest or hypothec granted to the Seller (or, as applicable, the relevant Originator) by the related Borrower in the related mortgaged property as security for or pursuant to such Loan and all proceeds thereof;

(b)

all other security interests, hypothecs or liens and property subject thereto from time to time purporting to secure payment of such Loan, whether pursuant to the Related Security or otherwise, together with all personal property financing statements or other filings relating thereto;

(c)

all guaranties, indemnities, insurance (other than blanket insurance coverage maintained by the Seller) and other agreements (including the Mortgage) or arrangements of whatever character from time to time supporting or securing payment of such Loan which are or should be included in the Customer Files whether pursuant to the Related Security or otherwise and all proceeds thereof; and

(d)	all Records related to such Loan.

“Servicer” means the Seller in its capacity as servicer under the Servicing Agreement together with any successor servicer appointed from time to time.

“Servicing Agreement” means the servicing agreement entered into on the Program Date between the Guarantor, the Seller, the Servicer and the Bond Trustee (as amended, modified, supplemented or restated from time to time).

“Standard Documentation” means the standard documentation used by the Seller and any applicable Originator with respect to Loans, and any update or replacement therefor as the Seller and/or an Originator may from time to time introduce acting in accordance with the standards of a Reasonable, Prudent Mortgage Lender.

“Subsidiary” has the meaning given to it in the Bank Act (Canada).

“Valuation Report” means the valuation report or reports for mortgage purposes, in the form of the proforma report contained in the Standard Documentation, obtained by the Seller or, as applicable, any Originator, in respect of each Property obtained by the Seller in accordance with the Credit and Collection Policy or a valuation report in respect of a valuation of a Property made using a methodology which would be acceptable to a Reasonable, Prudent Mortgage Lender and which has been approved by the relevant officers of the Seller or, as applicable, any Originator.

(2)	Sale and Purchase of Québec Purchased Assets

For the purposes of the laws of the Province of Québec and in furtherance of the Mortgage Sale Agreement, the Seller hereby sells, transfers and assigns unto the Guarantor and the Guarantor hereby purchases from the Seller, without any legal warranty except and subject to the representations and warranties expressly provided for in the Mortgage Sale Agreement and below, all of the Seller’s right, title, interest and benefit in and to the Québec Purchased Assets.

(3)	Purchase Price

The purchase price for the sale by the Seller to the Guarantor of the Québec Purchased Assets hereunder will be calculated and paid in accordance with the terms of the Mortgage Sale Agreement.

(4)	Seller Representations and Warranties

The Seller represents and warrants to the Guarantor as of the Purchase Date that:

(a)

there has been neither an Issuer Event of Default and service of an Issuer Acceleration Notice nor a Guarantor Event of Default and service of a Guarantor Acceleration Notice as at the Purchase Date; and

(b)

the Guarantor, acting on the advice of the Cash Manager, is not aware, and could not reasonably be expected to be aware, that the purchase by the Guarantor of the Québec Purchased Assets on the Purchase Date does not satisfy the Rating Agency Condition;

(c)	each Loan included in the Québec Purchased Assets satisfies the eligibility criteria prescribed by the CMHC Guide from time to time;

(d)

at the time of transfer, the Guarantor will acquire the entire legal and beneficial ownership interest of the Seller in the applicable Loans and their Related Security, excluding registered title therein, free and clear of any encumbrances or ownership interests, other than (i) Permitted Security Interests, and (ii) Security Interests that are reflected in a Security Sharing Agreement and the subject of a release in favour of the Guarantor, in each case that complies with the CMHC Guide; and

(e)	prior to the making of each advance under such Loan, the Lending Criteria and all preconditions to the making of that Loan were satisfied.

(5)	Additional Actions Upon a Title Trigger Event

Without limiting the provisions of the Mortgage Sale Agreement, upon the earlier of (i) the occurrence of a Registered Title Event, and (ii) a downgrade of the senior long-term rating assigned to the Seller by one or more of DBRS, Moody’s or Fitch below BBB(high), BBB+ or Baa1, respectively, the Seller will notify the Borrowers (and their guarantors) or cause the Borrowers (and their guarantors) to be notified, and deliver or cause to be delivered, Registrable Transfers to the Custodian in relation to each Québec Eligible Loan and hypothecs included in the Québec Purchased Assets, make all registrations and generally complete all formalities required under the laws of the Province of Québec in order to render the sale and assignment of the Québec Purchased Assets opposable against the Borrowers (and their guarantors) and all third persons, in accordance with Articles 1641, 1645 and 3003 of the Civil Code of Québec. The Seller will act upon the Guarantor’s instructions under this Article 5.

Without limiting any of the powers of the Guarantor hereunder or under the Mortgage Sale Agreement, the Guarantor will be entitled to discharge the Mortgages and give acquittance and receipts for amounts due, including with respect to amounts due to the Seller before the date of this Agreement.

(6)	Power of Attorney

The Seller will execute and deliver to the Guarantor, concurrently herewith, two originals of the Power of Attorney substantially in the form set out in Schedule 2 to the Mortgage Sale Agreement.

(7)	Confirmation

The Seller hereby confirms to the Guarantor that:

(a)	the representations and warranties of the Seller contained in the Mortgage Sale Agreement are true and correct as of the date hereof; and

(b)	it has made a notation in its records that the Québec Purchased Assets have been sold to the Guarantor.

(8)	Mortgage Sale Agreement

This Québec Assignment will be construed as having been executed in furtherance of the Mortgage Sale Agreement and will form an integral part thereof.

(9)	Governing Law

This Agreement will be governed by, and construed in accordance with, the laws of the Province of Ontario (without giving effect to the conflict of laws principles thereof).

(10)	Number and Gender

Words importing the singular include the plural and vice versa, and words importing gender include all genders.

(11)	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be as effective as delivery of a manually executed counterpart of such signature page.

(12)	Limitation of Liability

BMO Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

(13)	Language

The parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and will be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

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IN WITNESS WHEREOF the parties hereto have executed this Québec Seller Assignment.

BANK OF MONTREAL

By:
Name:
Title:

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its Managing GP BMO COVERED BOND GP, INC.

By:
Name:
Title:

The foregoing is hereby acknowledged by the undersigned.

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee

By:
Name:
Title:

By:
Name:
Title:

* * *

CERTIFICATION

I, — , advocate, certify that:

1. This certificate concerns an application for the Québec Seller Assignment and the Annex A thereto (the “Assignment”) entered into between Bank of Montreal, as Seller, and BMO Covered Bond GP, Inc. in its capacity as managing general partner of BMO Covered Bond Guarantor Limited Partnership (the “Guarantor”) executed under private signature at Toronto, Province of Ontario, on —, 2013;

2. I have verified the identity, quality and capacity of Bank of Montreal and the Guarantor to the said Assignment;

3. Such Assignment represents the will expressed by Bank of Montreal and the Guarantor; and

4. Such Assignment is valid as to form.

CERTIFIED at Toronto, Province of Ontario on the — day of the month of —, 2013.

Name:
Quality:	Advocate
Address:

, advocate

ANNEX A

[List of Québec Eligible Loans Comprised in Québec Purchased Assets]